EXHIBIT E

FORM OF LEGAL OPINION

Sulane Holdings, Ltd.

Attn:

Re:	Securities Purchase Agreement dated as of December 15, 2007 (the "Agreement"), by and Santa Fe Gold Corporation, a Delaware corporation (the “Company”), and Sulane Holdings Ltd. (“Purchaser”)

Ladies and Gentlemen:

     We have acted as special counsel to the Company in connection with the execution and delivery by the Company of the Agreement. This opinion is given to you pursuant to the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

     We have participated in the preparation and negotiation of the Agreement and the Exhibits thereto, and the other documents referred to therein. We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

     In rendering this opinion, we have examined the Agreement. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate for the purposes of the opinions contained herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have further assumed, with respect to all documents we have reviewed, the due authorization, execution and delivery thereof by parties other than the Company.

     We have relied as to factual matters upon such certificates or statements of public officials and officers and duly appointed agents of the Company as we have deemed relevant or necessary. We have relied upon the opinion of counsel to the Company with respect to certain matters herein. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

     We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting or statistical information furnished to you or with respect to any financial or accounting matters and express no opinion with respect thereto.

     In rendering the opinions expressed below, we have assumed with your consent and without independent verification that the Transaction Documents, to which the Purchaser is a party, are the valid and binding obligations of the Purchaser.

     In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed below that no fraud exists with respect to any of the matters relevant to such opinions, although we have no reason to believe that there exists any fraud that would render invalid the opinions expressed below.

     We have assumed, without investigation and without so opining, (i) the genuineness of all documents, and the signatures thereon, not signed in our presence, (ii) the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, (iii) the due authorization, execution and delivery of the Transaction Documents by Purchasers, where execution thereof is required by the Purchasers and (iv) proper recordation of the Transaction Documents where required.

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The General Qualifications of the Accord (other than Section 14(i) thereof) apply to all of the opinions set forth herein.

     We are licensed to practice law only in the State of Texas and do not purport to be experts on, generally familiar with, or qualified to express legal conclusions based on, laws of states other than the State of Texas. Accordingly, the opinions expressed below are specifically limited to the laws of the State of Texas and the State of Delaware.

     Based solely upon the foregoing, and subject to the qualifications, assumptions and exceptions herein stated, we are of the opinion that:

     1. The Company has all requisite power and authority to execute, deliver and perform the Agreement and each other document or instrument executed by it, or any of its officers, in connection therewith (collectively, the "Transaction Documents").

     2. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Transaction Documents and the transactions contemplated by the Transaction Documents.

     3. The Convertible Debentures, Warrants, the Debenture Shares and the Warrant Shares (collectively, the “Securities”), when so issued in accordance with the terms of the Agreement will be, validly issued.

     4. Based in part upon the representations of the Purchaser contained in the Agreement, the Securities may be issued to the Purchaser without registration under the Securities Act of 1933, as amended.

     These opinions are as of the date hereof. Further, these opinions and this letter may not be used or relied on by or published or communicated to any party other than the addressees without our written consent.

Very truly yours,

The Jordaan Law Firm, PLLC

By:	Jakes Jordaan